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AMENDMENT TO THE BY-LAWS                                           Exhibit 2(ii)
OF
COWEN INCOME + GROWTH FUND, INC.

Dated October 26, 1988

Sections 1 and 2 of Article I of the By-Laws of Cowen Income + Growth Fund, Inc. be, and they are, amended to read in their entirety as follows:

"SECTION 1. Annual Meetings. No annual meeting of stockholders of Cowen Income + Growth Fund, Inc. (the "corporation") shall be held unless required by applicable law or otherwise determined by the Board of Directors. An annual meeting may be held at any place within the United States as may be determined by the Board of Directors and as shall be designated in the notice of the meeting, and at the time specified by the Board of Directors. Any business of the Corporation may be transacted at an annual meeting without being specifically designated in the notice unless otherwise provided by statue, the Corporation's Articles of Incorporation or these By-Laws.

"SECTION 2. Special Meetings. Special meetings of the stockholders for any purpose or purposes, unless otherwise prescribed by statute or by the Corporation's Articles of Incorporation, may be held at any place within the United States, and may be called at any time by the Board of Directors or by the President, and shall be called by the President or Secretary at the request in writing of a majority of the Board of Directors or at the request in writing of stockholders entitled to cast at least ten (10) percent of the votes entitled to be cast at the meeting upon payment by such stockholders to the Corporation of the reasonably estimated cost of preparing and mailing a notice of the meeting (which estimated cost shall be provided to such stockholders by the Secretary of the Corporation). Notwithstanding the foregoing, unless requested by stockholders entitled to cast a majority of the votes entitled to be cast at the meeting, a special meeting of the stockholders need not be called at the request of stockholders to consider any matter that is substantially the same as a matter voted on at any special meeting of the stockholders held during the preceding twelve (12) months. A written request shall state the purpose or purposes of the proposed meeting.